Exhibit 10.1

SEPARATION, NON-COMPETE, NON-SOLICITATION, AND
NON-DISCLOSURE AGREEMENT AND GENERAL RELEASE

May 10, 2007,

Dear Anthony,

This Letter Agreement (the “Agreement”), reflects our mutual understanding with respect to your separation from Transactions Systems Architects, Inc. (the “Company”, and together with its subsidiaries and their affiliates, “TSA”) and sets forth the payments and benefits that you will be eligible to receive under this Agreement, subject to the terms and conditions set forth herein.

1.             Your employment with TSA will terminate effective July 31, 2007 (the “Termination Date”).  Effective as of the Termination Date, you will cease to be an employee of TSA and you will have no authority to take any action on behalf of or otherwise bind TSA.  You also agree to take all actions necessary to resign from any directorship you may hold with TSA.

2.             Until the close of business on the Termination Date, you will continue to receive (a) salary payments at your current annual base salary rate of $250,000 (less applicable withholdings and deductions), paid in accordance with TSA’s payroll practices in the ordinary course and (b) the benefits commensurate with the level and type of benefits you currently receive.

3.             In consideration for you entering into this Agreement, including, you agreeing to comply with the covenants set forth in Section 5 and executing the attached General Release (which is incorporated herein), (a) TSA will pay you (i) within 30 days following the Effective Date (as defined in the General Release), a lump sum cash payment in amount equal to $450,000, and (ii) a lump-sum cash payment in an amount equal to $500,000 on July 31, 2008 (collectively, the “Additional Payments”), less applicable withholdings and deductions.  In addition to the Additional Payments, (a) you will be eligible to receive, in full satisfaction of Company’s obligation to you under the Management Incentive Compensation Plan (the “MIC”), an amount equal to the MIC bonus you would have received on the date of payment for the period from April 1, 2007 to June 30, 2007, such amount to be calculated in a manner similar to the amount calculated under the MIC for other employees (without regard to any subsequent adjustments under the MIC) and will be paid to you on or about August 15, 2007, (b) if you timely elect COBRA continuation coverage, the Company will pay that portion of your COBRA premium which exceeds the premium you were required to pay for such health plan coverage while an active employee, as in effect immediately prior to the Termination Date for a period of 18 months following the Termination Date and (c) you will be eligible, at no cost to you, for outplacement services through Lee Hecht Harrison for a period of up to sixty (60) days following the Termination Date.

4.             This Agreement sets forth the entire agreement and understanding relating to your employment relationship with and termination from TSA, and supersedes all prior discussions, negotiations, and agreements concerning your employment with TSA and separation therefrom, including but not limited to, Stock and Warrant Holders’ Agreement among ACI Holding, Inc and the several stock and warrant holders named in appendix I thereto, dated December 30, 1993 and the Severance Agreement between you and the Company, dated July 31, 1999, as amended; provided that the provisions of the Applied Communication, Inc. Employee Invention and Confidential Information Agreement previously executed by you shall remain in full force and effect to the extent the provisions contained therein are not inconsistent with the provisions contained in this Agreement.

5.             In consideration of the payments and benefits described in Section 3 above, you hereby:

(a)           Agree to execute the General Release, and

(b)           covenant and agree that for a period of twenty-four (24) months from the Termination Date (the “Non-Compete Period”), you will not, directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following:

(i)           engage or have an economic interest in (whether as owner, shareholder,  investor, partner, lender, consultant, employee, agent, director or otherwise) any business which the Company is engaged or has reasonably firm plans to engage in during twenty-four (24) months prior to the Termination Date (the “Competing Business”) (including any successor in interest which has acquired the Competing Business within the Non-Compete Period); provided, however, that nothing in this subparagraph will be deemed to prohibit the acquisition or holding of not more than 5% of the shares or other securities of a publicly traded entity;

(ii)          undertake a position with any person or entity which is or had been a client or customer of TSA during the 24 months preceding the Termination Date (a “Company Client”);

(iii)         solicit any business pertaining to the Company Business or request, induce, or advise any Company Client to withdraw, curtail, or cancel such Company Business with TSA; or knowingly accept any business pertaining to the Company Business from any Company Client; or

(iv)         solicit any individual who is or has been within twenty-four (24) months prior to the date of such solicitation, an employee, representative or agent of TSA (“Employee”) to leave his employment to accept employment with any Competing Business.  For purposes of this Section 5(b), the term “solicit” includes, but is not limited to, (A) initiating communications with an Employee relating to possible employment and (B) offering bonuses or additional compensation to encourage an Employee to terminate his or her employment; or hiring, engaging, or retaining (or arranging to have any other person do so) any Employee to work for any Company Client or Competing Business.

(c)          You agree not to disclose, at any time, to any person not employed by TSA, or not engaged to render services to TSA, except with the prior written consent of an officer authorized to act in the matter by TSA’s Board of Directors (the “Board”), any confidential information of

TSA obtained by you while in the employ of TSA, including, without limitation, information relating to the finances, strategy, organization, operations, inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, supplies, client relationships, marketing strategies or trade secrets of TSA; provided, however, that this provision shall not preclude you from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by TSA or from disclosure required by law or court order if, in the case of such required disclosure, you have given TSA reasonable prior notice in order to permit TSA to take steps to protect the information from public disclosure.  You agree that your agreement in this Section 5(c) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon you in respect of confidential information and trade secrets of TSA.

(d)           You agree that you will not take with you, without the prior written consent of an officer authorized to act in the matter by the Board, and will surrender to TSA prior to the Termination Date, any record, list, drawing, blueprint, specification or other document or property of TSA, together with any copy and reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to TSA, including without limitation, relating to its finances, strategy, organization, operations, inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, suppliers, client relationships, marketing strategies or trade secrets, which was obtained by you or entrusted to you during the course of your employment with TSA.

(e)           You agree that you shall not at any time, directly or indirectly, make or cause to be made any statement or criticism which is adverse to the interests of TSA or their clients or customers; nor will you take any action that may reasonably cause TSA or its clients or customers significant embarrassment, humiliation, or otherwise cause or contribute to TSA or their clients or customers being held in disrepute by the public or TSA’s clients, customers, or employees, except as required by law.

(f)            You agree to cooperate fully with TSA’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving TSA that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of your employment with TSA.  You agree that this cooperation by you will include, but not be limited to: (i) making yourself reasonably available for interviews and discussions with TSA’s counsel as well as for depositions and trial testimony; (ii) if depositions or trial testimony are to occur, making yourself reasonably available and cooperating in the preparation therefor as and to the extent that TSA or TSA’s counsel reasonably requests; (iii) refraining from impeding in any way TSA’s prosecution or defense of such litigation or administrative proceeding; and (iv) cooperating fully in the development and presentation of TSA’s prosecution or defense of such litigation or administrative proceeding.  TSA acknowledges that your availability shall be subject to your business and personal schedule; provided, however, that you agree that you shall not unreasonably withhold your  availability for such cooperation, consultation and advice.  TSA further agrees that it will reimburse you for your reasonable expenses incurred while giving such cooperation.

(g)           The parties agree and acknowledge that if any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.  To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

(h)           The parties further acknowledge and agree that the covenants contained in this Section 5 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended.  You acknowledge and agree that the remedy at law available to TSA for breach of any of your  obligations under Section 5 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, you acknowledge, consent and agree that, in addition to any other rights or remedies that TSA may have at law, in equity or under this Agreement, TSA will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.  Without limiting the applicability of this Section 5(h) or in any way affecting the right of TSA to seek equitable remedies and damages hereunder, you agree that in the event you breach any of the provisions of Section 5 or engage in any activity that would constitute a breach under Section 5, but the provisions of Section 5 cannot be enforced as determined by a court of competent jurisdiction as a matter of law, then TSA’s obligation to pay any sums not yet paid to you pursuant to Section 3 above shall be terminated and you shall owe and return all sums paid under Section 3 above.

6.                       (a)                 You and TSA agree, that this Agreement is performable in whole or in part in the State of Illinois and is executed in whole or in part in the State of Illinois.  It shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois (without regard to principles of conflicts of laws), and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.  Except as provided for in Section 6(b), the parties consent to the exclusive jurisdiction of the state and federal courts within Cook County, Illinois for the enforcement, interpretation or resolution of any matter relating to this Agreement, and you expressly waive any objection to personal jurisdiction and venue within Cook County, Illinois.

          (b)                 You and TSA agree that any dispute, claim or controversy arising out of or relating to this Agreement, including without limitation any dispute, claim or controversy concerning validity, enforceability, breach or termination hereof, shall be finally settled through arbitration by a single arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes conducted in Cook County, Illinois.  The parties agree that:  each party will be entitled to present evidence and argument to the arbitrator; the arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 5(g); and the arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator.  In addition, the parties agree that TSA shall propose a reasonable set of rules to guide any proceedings under this Section 6.  Such rules shall be designed to lead to a prompt and just result without undue delay or expense, but will not be unduly prejudicial to either party.  If you agree to such proposed rules and guidelines, TSA will reimburse you for reasonable out-of-pocket costs incurred for travel to and from Cook County, Illinois and hotel and related expenses incurred in Cook County, Illinois in connection with such arbitration.  The parties agree that the determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof.  The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination.  The parties agree that the expenses of arbitration will be borne equally by you and TSA or as the arbitrator equitably determines consistent with the federal law; provided, however, that your share of such expenses will not exceed the maximum permitted by law.  The parties agree that any arbitration or action pursuant to this Section 6 will be governed by and construed in accordance with the substantive laws of the State of Illinois and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State.

(c)           Notwithstanding Section 6(b), you agree and acknowledge that, TSA will not be required to seek or participate in arbitration regarding any actual or threatened breach of your covenants in Section 5 but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in Cook County, Illinois, or in the sole discretion of TSA, in a court of competent jurisdiction where you have committed or is threatening to commit a breach of your covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

7.                       The parties agree that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”). The parties agree that this Agreement will be amended as may be necessary to fully comply with Section 409A of the Code and any Treasury pronouncements relating thereto in order to preserve the payments and benefits provided hereunder to the extent possible without additional cost to the Company.

/s/ Anthony J. Parkinson
Anthony J. Parkinson

Transaction Systems Architects, Inc.

By:	/s/ Dave Morem
Dave Morem
Chief Administrative Officer
TSA - Transaction Systems Architects, Inc.

GENERAL RELEASE

In exchange for the payments and benefits set forth in the letter agreement between Transactions Systems Architects, Inc. (the “Company”) and me dated May 10, 2007 (the “Letter Agreement”), and to be provided following the Effective Date of this General Release (as defined below) and subject to the terms of the Letter Agreement, and my execution and delivery of this General Release after the Termination Date (as defined in the Letter Agreement):

1.             (a)           On behalf of myself, my agents, assignees, attorneys, heirs, executors, and administrators, I hereby release the Company and its predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries, divisions and joint ventures including but not limited to (individually and collectively, “TSA”); and all of their current and former officers, directors, employees, and agents, in their capacity as TSA representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act, or omission. This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

(b)           This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, Illinois Human Rights Act, and the Illinois Wage Payment and Collection Law, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, and other legally protected categories.

(c)           This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, severance and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program or the Stock and Warrant Holders’ Agreement among ACI Holding, Inc and the several stock and warrant holders named in appendix I thereto, dated December 30, 1993 and the Severance Agreement between you and the Company, dated July 31, 1999, as amended.

(d)           In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the Letter Agreement, including the right to receive the payments and benefits specified in the Letter Agreement; (ii) my rights to the vested benefits I may have, if any, under any Company employee benefit plans and programs to the extent preserved pursuant to this Agreement; (iii) any claim arising after the Effective Date of this General Release; (iv) any right to indemnification pursuant to the By Laws to the same extent provided to other senior executives of the Company; and (v) any claims that cannot be waived under law, including the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”), provided that I am waiving my right to any monetary recovery or other relief should the EEOC or any other agency pursue claims on my behalf.

2.             I acknowledge that I have up to 21 days from the date of delivery of the Letter Agreement to consider the terms of the Letter Agreement and this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will. I further understand that my failure to sign this General Release and return such signed General Release to Les Real Vice President Human Resources, ACI World Wide by 5:00 pm on the 22nd day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Letter Agreement.

3.             I understand that once I sign and return this General Release to Les Real, I have 7 days to revoke it. I may do so by delivering to Les Real a written notice of my revocation within the 7-day revocation period (the “Revocation Period”). This General Release will become effective on the 8th day after I sign and return it to Les Real (“Effective Date”); provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

/s/ Anthony J. Parkinson
Anthony J. Parkinson

Signed before me
This 11th day of May, 2007.

Notary Public